Exhibit 10.4
FOURTH AMENDMENT
TO
LOAN AND SECURITY AGREEMENT

This Fourth Amendment to Loan and Security Agreement (this “Amendment”) is entered into this 13th day of August, 2020 by and between (a) SILICON VALLEY BANK, a California corporation (“Bank”), and (b) UPWORK INC., a Delaware corporation, ELANCE, INC., a Delaware corporation, UPWORK GLOBAL INC., a California corporation, and UPWORK TALENT GROUP INC., a Delaware corporation (each and together, jointly and severally, “Borrower”).
    Recitals
A.    Bank and Borrower have entered into that certain Loan and Security Agreement dated as of September 19, 2017, as amended by that certain First Amendment to Loan and Security Agreement, dated as of November 29, 2017 (the “First Amendment”), as further amended by that certain Second Amendment to Loan and Security Agreement, dated as of September 17, 2018 (the “Second Amendment”) and as further amended by that certain Third Amendment to Loan and Security Agreement, dated as of March 18, 2019 ( the “Third Amendment”, and such agreement, as amended, and as the same may from time to time be further amended, modified, supplemented or restated, the “Loan Agreement”).
B.    Bank has previously extended credit to Borrower for the purposes permitted in the Loan Agreement.
C.    Borrower has requested that Bank amend the Loan Agreement to make certain revisions to the Loan Agreement as more fully set forth herein.
D.    Bank has agreed to so amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.
Agreement
    Now, Therefore, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:
1.    Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.
2.    Amendments to Loan Agreement.
2.1    Section 2.3 (Cash Management Services Sublimit). Section 2.3 is amended and restated as follows:
“2.3    Cash Management Services Sublimit. Borrower may use the Revolving Line in an aggregate amount not to exceed the lesser of (A) (i) Two Million Five

Hundred Thousand Dollars ($2,500,000), minus (ii) the aggregate Dollar Equivalent of the face amount of any outstanding Letters of Credit issued by Bank (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve) (provided, however, the aggregate amount of Letters of Credit referred to in clause (ii) shall not be deducted from clause (i) if such Letters of Credit are secured by cash collateral pursuant to Section 4.1) or (B) (i) the Revolving Line, minus (ii) the sum of all outstanding principal amounts of any Advances, minus (iii) the aggregate Dollar Equivalent of the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve), for Bank’s cash management services, which may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in Bank’s various cash management services agreements (collectively, the “Cash Management Services”). Any amounts Bank pays on behalf of Borrower for any Cash Management Services will be treated as Advances under the Revolving Line and will accrue interest at the interest rate applicable to Advances.”
2.2    Section 2.4 (Letters of Credit Sublimit). Subsection (a) of Section 2.4 is amended and restated as follows:
“(a)    As part of the Revolving Line, Bank shall issue or have issued Letters of Credit denominated in Dollars or a Foreign Currency for Borrower’s account. The aggregate Dollar Equivalent amount utilized for the issuance of Letters of Credit issued by Bank shall at all times reduce the amount otherwise available for Advances under the Revolving Line unless such Letters of Credit are secured by cash collateral pursuant to Section 4.1. The aggregate Dollar Equivalent of the face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve) may not exceed the lesser of (A) (i) Two Million Five Hundred Thousand Dollars ($2,500,000), minus (ii) the sum of all amounts used for Cash Management Services or (B) (i) the Revolving Line, minus (ii) the sum of all outstanding principal amounts of any Advances (including any amounts used for Cash Management Services).”
2.3    Section 2.6 (Overadvances). Section 2.6 is amended and replaced as follows:
“2.6    Overadvances. If, at any time, the sum of (a) the outstanding principal amount of any Advances (including any amounts used for Cash Management Services), plus (b) the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve), exceeds the Revolving Line, Borrower shall immediately pay to Bank in cash the amount of such excess (such excess, the “Overadvance”). Without limiting Borrower’s obligation to repay Bank any Overadvance, Borrower agrees to pay Bank interest on the outstanding amount of any Overadvance, on demand, at a per annum rate equal to the rate that is otherwise applicable to Advances plus five percent (5.0%).”

2.4    Section 5.3 (Accounts Receivable). Section 5.3 is amended and restated as follows:
“5.3    [Reserved].”
2.5    Section 5.10 (Use of Proceeds). Section 5.10 is amended and restated as follows:
“5.10    Use of Proceeds. Borrower shall use the proceeds of the Credit Extensions (i) to finance Permitted Acquisitions; (ii) to finance stock repurchases permitted pursuant to Section 7.7; and (iii) as working capital and to fund its general business requirements and not for personal, family, household or agricultural purposes.”
2.6    Section 6.2 (Financial Statements; Reports). Subsections (a), (b), (c), (d), (e), (g) and the final paragraph of Section 6.2 are amended and restated as follows:
“(a)    [reserved];
(b)    [reserved];
(c)    as soon as available, but no later than thirty (30) days after the last day of each quarter, a company prepared consolidated balance sheet, statement of cash flows and income statement covering Borrower’s consolidated operations for such quarter in a form reasonably acceptable to Bank (the “Quarterly Financial Statements”), which Quarterly Financial Statements shall include a detailed cash report that shows quarter-end balances for all of the Borrower’s and its Subsidiaries’ Collateral Accounts;
(d)    within thirty (30) days after the last day of each quarter and together with the Quarterly Financial Statements, a completed Compliance Statement, confirming that, as of the end of such quarter, Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Bank may reasonably request, including, without limitation, a statement that at the end of such quarter there were no held checks;
(e)    [reserved];
(g)    as soon as available, and in any event within one hundred twenty (120) days following the end of Borrower’s fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion (provided that such opinion may contain a “going concern” qualification typical for venture backed companies similar to Borrower) on the financial statements from an independent certified public accounting firm reasonably acceptable to Bank, which includes any of the “Big Four” US accounting firms;
Any submission by Borrower of a Compliance Statement or any other financial statement submitted to the Financial Statement Repository pursuant to this Section 6.2 or otherwise submitted to Bank shall be deemed to be a representation by Borrower that (i) as of the date of such Compliance Statement or other financial statement, the information and calculations set forth therein are true, accurate and correct in all material respects, (ii) as of the end of the compliance period set forth in such submission, Borrower is in material compliance with all required covenants except as noted in such Compliance Statement or other financial statement, as applicable, (iii) as of the date of such submission, no Events of Default have occurred and are continuing, (iv) all representations and warranties other than any representations or warranties that are made as of a specific date or period of time, as the case may be, in Section 5 remain true and correct in all material respects as of the date of such submission except as noted in such Compliance Statement or other financial statement, as applicable, (v) as of the date of such submission, Borrower and each of its Subsidiaries has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Section 5.9, and (vi) as of the date of such submission, no Liens have been levied or claims made against Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Bank.”
2.7    Section 6.3 (Accounts Receivable). Subsections (b), (c) and (d) of Section 6.3 are amended and restated as follows:
“(b)    Disputes. Borrower shall promptly notify Bank of all disputes or claims relating to Accounts. Borrower may forgive (completely or partially), compromise, or settle any Account for less than payment in full, or agree to do any of the foregoing so long as (i) Borrower does so in good faith, in a commercially reasonable manner, in the ordinary course of business, in arm’s-length transactions, and reports the same to Bank in the regular reports provided to Bank; (ii) no Event of Default has occurred and is continuing; and (iii) after taking into account all such discounts, settlements and forgiveness, the total outstanding Advances will not exceed the Availability Amount.
(c)    [Reserved].
(d)    [Reserved].”
2.8    Section 6.8 (Accounts). Subsection (a) of Section 6.8 is amended and restated as follows:

“(a)    Maintain its and all of its Subsidiaries’ Domestic Investments with Bank and Bank’s Affiliates in the United States, which accounts shall represent at least eighty-five percent (85%) of the dollar value of Borrower’s and such Subsidiaries’ Domestic Investments at all financial institutions. For purpose of clarity, if at any time Borrower does not maintain any Domestic Investments, such failure shall not violate the requirement set forth above.”
2.9    Section 6.9 (Financial Covenants). Subsection (a) of Section 6.9 is amended and restated as follows:
“(a)    Adjusted Quick Ratio. Maintain at all times, to be certified to Bank as of the last day of each quarter an Adjusted Quick Ratio of equal to or greater than 1.75 to 1.00. Additionally, the component of Quick Assets which makes up Borrower’s unrestricted and unencumbered cash in Deposit Accounts maintained with Bank shall be equal to or greater than Ten Million Dollars ($10,000,000).”
2.10    Section 6.13 (Formation or Acquisition of Subsidiaries).    Section 6.13 is amended and restated as follows:
“6.13    Formation or Acquisition of Subsidiaries. Notwithstanding and without limiting the negative covenants contained in Sections 7.3 and 7.7 hereof, at the time that Borrower or any Guarantor forms any direct or indirect Subsidiary, acquires any direct or indirect Subsidiary after the Fourth Amendment Effective Date (including, without limitation, pursuant to a Division), or if in Bank’s reasonable credit judgment with respect to any Subsidiary existing on the Fourth Amendment Effective Date, Borrower and such Guarantor shall (a) cause such Subsidiary (other than a Foreign Subsidiary or a FSHCO) to provide to Bank a joinder to this Agreement to become a co-borrower, together with such appropriate financing statements and/or Control Agreements, all in form and substance reasonably satisfactory to Bank (including being sufficient to grant Bank a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary), (b) provide to Bank appropriate certificates and powers and financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary, in form and substance reasonably satisfactory to Bank; provided, however, that with respect to any direct Foreign Subsidiary or a FSHCO created or acquired after the Fourth Amendment Effective Date, no more than 66% of the total outstanding voting stock or other voting equity interest of any such Foreign Subsidiary or FSHCO and no more than 100% of the non-voting stock or other equity interest shall be required to be so pledged hereunder) and (c) provide to Bank all other documentation in form and substance reasonably satisfactory to Bank, including one or more opinions of counsel reasonably satisfactory to Bank, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above; provided however that in no event shall Borrower or any Guarantor be required to comply with any of the foregoing in respect of a Subsidiary (including without limitation, Upwork Escrow Inc.) that is subject to regulation of any internet escrow, regulator, money transmission regulator, trust company regulator or similar Governmental Authority, including without limitation the State of California’s Department of Business Oversight to the extent compliance would not permitted by such regulation. Any document, agreement, or instrument executed or issued pursuant to this Section 6.13 shall be a Loan Document.”
2.11    Section 7.1 (Dispositions). Section 7.1 is amended and restated as follows:
“7.1    Dispositions. Convey, sell, lease, transfer, assign, or otherwise dispose of (including, without limitation, pursuant to a Division) (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (each, a “Permitted Transfer”) (a) of Inventory in the ordinary course of business; (b) of worn-out, fully-depreciated or obsolete Equipment that is, in the reasonable judgment of Borrower, no longer economically practicable to maintain or useful in the ordinary course of business of Borrower; (c) consisting of Permitted Liens and Permitted Investments; (d) consisting of the sale or issuance of any stock of Borrower permitted under Section 7.2 of this Agreement; (e) consisting of Borrower’s use or transfer of money or Cash Equivalents in the ordinary course of its business for the payment of ordinary course business expenses in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents; and (f) of non-exclusive licenses for the use of the property of Borrower or its Subsidiaries in the ordinary course of business.”
2.12    Section 7.3 (Mergers or Acquisitions). Section 7.3 is amended and restated as follows:
“7.3    Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person (including, without limitation, by the formation of any Subsidiary or pursuant to a Division), other than Permitted Acquisitions. Borrower or a Subsidiary may (i) merge or consolidate into another Subsidiary or into Borrower; provided that the Borrower or Guarantor is the surviving entity if such merger of consolidation includes a Borrower or Guarantor or (ii) acquire all or substantially all of the capital stock or property of another Subsidiary or into Borrower; provided that the Borrower or Guarantor is the surviving entity if stock acquisition includes a Borrower or Guarantor.”
2.13    Section 7.7 (Distributions; Investments). Section 7.7 is amended and restated as follows:
“7.7    Distributions; Investments. (a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock, provided that Borrower may (i) convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, (ii) pay dividends solely in common stock, (iii) repurchase the stock of directors, employees or consultants pursuant to employee stock purchase plans, restricted stock agreements, rights or first refusal or other similar agreements so long as (A) an Event of Default does not exist at the time of any such repurchase and would not exist after giving effect to any such repurchase; and (B) at the time of and immediately after giving effect to any such repurchase, the Borrower has an Adjusted Quick Ratio equal to or greater than 1.75:1.00; or (b) directly or indirectly make any Investment (including, without limitation, by the formation of any Subsidiary or pursuant to a Division) other than Permitted Investments, or permit any of its Subsidiaries to do so.”
2.14    Section 10 (Notice). The Notice address for Bank and Bank’s counsel are amended and replaced with the following:
        “If to Bank:            Silicon Valley Bank
                        2400 Hanover Street
                        Palo Alto, California 94304
                        Attn: Jon Wolter
                        Email: jwolter@svb.com

with a copy (which shall
not constitute notice) to:    Morrison & Foerster LLP
                200 Clarendon Street
                Floor 20
                Boston, Massachusetts 02116
                Attn:    Charles W. Stavros, Esquire
                Email:    cstavros@mofo.com”

2.15    Section 13 (Definitions). The terms “Borrowing Base”, “Borrowing Base Statement”, “Cash Collateral Account”, “Deferred Revenue”, “EBITDA”, “Eligible Accounts”, “Eligible Foreign Accounts”, Enterprise Accounts”, “Enterprise Manages Services”, “Interest Expense”, “Marketplace Receivables”, “Marketplace Receivables Report”, “Monthly Financial Statements”, “Net Income”, “Non-Formula Amount”, “Reporting Streamline Period” and “Specified Affiliate”, and their respective definitions are deleted from Section 13.1 and from each instance in the Agreement in which they appear.
2.16    Section 13 (Definitions). The following terms and their respective definitions are inserted in Section 13.1, each in its respective alphabetical order:
“Division” means, in reference to any Person which is an entity, the division of such Person into two (2) or more separate Persons, with the dividing Person either continuing or terminating its existence as part of such division, including, without limitation, as contemplated under Section 18-217 of the Delaware Limited Liability Company Act for limited liability companies formed under Delaware law, or any analogous action taken pursuant to any other applicable law with respect to any corporation, limited liability company, partnership or other entity.
“Fourth Amendment Effective Date” is August 13, 2020.

“FSHCO” is any Subsidiary that owns (directly or indirectly) no material assets other than equity or debt interests of one or more Foreign Subsidiaries.
2.17    Section 13 (Definitions). The following definitions are amended and replaced as follows:
“Affiliate” is, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.
“Availability Amount” is (a) the Revolving Line, minus (b) the aggregate Dollar Equivalent amount of all outstanding Letters of Credit issued by Bank (including drawn but unreimbursed Letters of Credit) plus an amount equal to the Letter of Credit Reserve, minus (c) any amounts used for Cash Management Services, and minus (d) the outstanding principal balance of any Advances. For purposes of clarification, the aggregate amount of Letters of Credit referred to in clause (b) and amounts used for Cash Management Services in clause (c) shall not reduce the Availability Amount to the extent secured by cash collateral pursuant to Section 4.1.
“Permitted Acquisition” or “Permitted Acquisitions” is any Acquisition by Borrower, provided that each of the following shall be applicable to each such Acquisition:
(a)    no Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition;
(b)    the entity or assets acquired in such Acquisition are in the same or similar line of business as Borrower is in as of the date of such Acquisition or reasonably related thereto including, without limitation, workforce and freelancer management, delivery model expansion, category expansion and consolidation, remote work facilitation, project management, data and analytics, and freelance services (including education, credentialing, CRM, community and financial products) lines of business;
(c)    has been approved by the Board;
(d)    Borrower shall provide Bank with written notice of the proposed Acquisition at least five (5) Business Days prior to the anticipated closing date of the proposed Acquisition, including copies of the acquisition agreement and all other material documents relative to the proposed Acquisition (or if such acquisition agreement and other material documents are not in final form, drafts of such acquisition agreement and other material documents; provided, that Borrower shall deliver final forms of such acquisition agreement and other material documents promptly upon completion);

(e)    at the time of and immediately after giving effect to any such Permitted Acquisition, Borrower has an Adjusted Quick Ratio equal to or greater than 1.75:1.00;
(f)    after giving effect to the consummation of such Acquisition, on a pro forma twelve (12) month basis, Borrower shall be in compliance with the financial covenant set forth in Section 6.9;
(g)    the entity or assets acquired in such Acquisition shall not, as of the closing of the Acquisition, be subject to any Lien other than (x) the first-priority Liens granted in favor of Bank, if applicable, (y) Permitted Liens and (z) Liens for which Borrower has provided (1) a payoff letter or similar document approving or authorizing its termination and (2) reasonably satisfactory evidence that arrangements have been made to provide the discharge of any filings evidencing such Liens;
(h)    if the target is not merged with and into Borrower, then Borrower and the target shall have executed such documents and taken such actions as may be required under Section 6.13 hereof;
(i)    in any merger in connection with a Permitted Acquisition, involving Upwork, Inc., Elance, Inc., Upwork Global, Inc. and/or Upwork Talent Group, Inc., any of Upwork, Inc., Elance, Inc., Upwork Global, Inc. and/or Upwork Talent Group, Inc. shall survive as a legal entity after giving effect to such merger; and
(j)    the Acquisition shall not constitute an Unfriendly Acquisition.
“Quick Assets” is, on any date of determination, the sum of (a) the aggregate amount of unrestricted and unencumbered cash held at such time by Borrower in Deposit Accounts maintained with Bank (including, without limitation, all Cash Equivalents and the aggregate amount of Investments held by Borrower at Bank pursuant to that certain Discretionary Account Agreement, between Borrower and Bank, dated as of October 22, 2018) plus (b) the aggregate amount of unrestricted and unencumbered cash held at such time by Borrower in Deposit Accounts maintained at financial institutions other than Bank subject to Control Agreements in favor of Bank, plus (c) the aggregate amount of cash and Cash Equivalents held at such time by Upwork Escrow Inc., plus (d) Borrower’s accounts receivable determined according to GAAP, minus (e) Borrower’s accrued hourly billing liabilities determined according to GAAP.
“Revolving Line Maturity Date” is September 30, 2022.
2.18    Section 13 (Definitions). Clauses (e) and (g) of the definition of “Permitted Investments” are amended and replaced as follows:

“(e) (i) Investments in connection with Transfers permitted by Section 7.1; and (ii) Investments consisting of cost-plus and cost-sharing arrangements with Subsidiaries in the ordinary course of business, consistent with past business practices;
(g)    Investments (i) by Borrower in any other Borrower or any Guarantor, (ii) by the Borrower in Subsidiaries (that are not a Borrower or Guarantor) not to exceed Ten Million Dollars ($10,000,000) (or such greater amount requested by Borrower in writing and approved by Bank, in Bank’s reasonable discretion; provided that Bank shall respond within five (5) Business Days after Borrower’s written request for such greater amount), in the aggregate in any fiscal year, and (iii) by a Subsidiary (that is not a Borrower or Guarantor) in another Subsidiary or in Borrower;”
3.    Exhibit A (Collateral Description). The Collateral Description is amended in its entirety and replaced with the Collateral Description in the form of Exhibit A attached hereto.
4.    Exhibit B (Compliance Certificate). The Compliance Certificate is amended in its entirety and replaced with the Compliance Certificate in the form of Exhibit B attached hereto.
5.    Limitation of Amendments.
5.1    The amendments set forth in Section 2 above are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.
5.2    This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.
6.    Representations and Warranties. To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:
6.1    Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date or time period, in which case they are true and correct as of such date or with respect to such time period), and (b) no Event of Default has occurred and is continuing;
6.2    Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

6.3    The current organizational documents of Borrower have been delivered to Bank on or prior to the date of this Amendment and remain true, accurate and complete, have not been amended, supplemented or restated and are and continue to be in full force and effect (or, if amended, supplemented and/or restated, have been delivered to Bank in connection with the execution of this Amendment);
6.4    The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;
6.5    The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;
6.6    The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower, except as already has been obtained or made; and
6.7    This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.
7.    [Reserved].
8.    No Defenses of Borrower. Borrower hereby acknowledges and agrees that Borrower has no offsets, defenses, claims, or counterclaims against Bank with respect to the Obligations, or otherwise, and that if Borrower now has, or ever did have, any offsets, defenses, claims, or counterclaims against Bank existing or arising through and including the date of execution of this Amendment, whether known or unknown, at law or in equity, all of them are hereby expressly WAIVED and Borrower hereby RELEASES Bank from any liability thereunder.
9.     Integration. This Amendment and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Amendment and the Loan Documents merge into this Amendment and the Loan Documents.

10.    Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.
11.    Effectiveness. As a condition precedent to the effectiveness of this Amendment and the Bank’s obligation to make further Advances under the Revolving Line, the Bank shall have received the following prior to or concurrently with this Amendment, each in form and substance acceptable to Bank:
11.1    the due execution and delivery to Bank of this Amendment by each party hereto;
11.2    Borrower’s payment of (i) a fully earned, non-refundable Revolving Line commitment fee of $50,000; and (ii) Bank’s legal fees and expenses incurred in connection with this Amendment and the other Loan Documents;
11.3    Receipt by Bank of certified copies, dated as of a recent date, of financing statement searches, as Bank may request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the execution of this Amendment, will be terminated or released;
11.4    Evidence satisfactory to Bank that the insurance policies and endorsements required by Section 6.7 of the Loan Agreement are in full force and effect, together with appropriate evidence showing lender loss payable and/or additional insured clauses or endorsements in favor of Bank;
11.5    Receipt by Bank of a secretary’s certificate of each Borrower with respect to such Borrower’s Operating Documents, incumbency, specimen signatures and resolutions authorizing the execution and delivery of this Amendment and the other Loan Documents to which it is a party, but only to the extent such secretary’s certificate has changed since last delivered to the Bank;
11.6    Long-form good standing certificates of Borrower certified by the Secretary of State (or equivalent agency) of Borrower’s jurisdiction of organization or formation and each jurisdiction in which Borrower is qualified to conduct business, each as of a date no earlier than thirty (30) days prior to the Fourth Amendment Effective Date;
11.7    Receipt by Bank of an updated Perfection Certificate, executed by Borrower; and
11.8    Such other documents as Bank may reasonably request.
[Signature page follows.]

In Witness Whereof, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BORROWER:

UPWORK INC. By /s/ Brian Levey Name: Brian Levey Title: Chief Business Affairs and Legal Officer & Secretary	ELANCE, INC. By /s/Junko Swain Name: Junko Swain Title: President
UPWORK GLOBAL INC. By /s/ Brian Levey Name: Brian Levey Title: Chief Business Affairs and Legal Officer & Secretary	UPWORK TALENT GROUP INC. By /s/ Junko Swain Name: Junko Swain Title: President

BANK:

SILICON VALLEY BANK

By /s/ Jon Wolter
Name: Jon Wolter
Title: Director

EXHIBIT A - COLLATERAL DESCRIPTION

The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:
All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (except as provided below), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and
all Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.
Notwithstanding the foregoing, the Collateral does not include (a) more than 66% of the presently existing and hereafter arising issued and outstanding shares of capital stock owned by Borrower of any Foreign Subsidiary and FSHCO which shares entitle the holder thereof to vote for directors or any other matter, provided that the Collateral shall include one hundred percent (100%) of the issued and outstanding non-voting capital stock of such Subsidiary; (b) all shares of capital stock of Upwork Escrow Inc. for which Elance, Inc. is the beneficial owner which are pledged to the California Department of Business Oversight; (c) consents, authorizations, approvals, orders, licenses, franchises, permits, certificates, accreditations, registrations, filings or notice (collectively, “Governmental Approvals”) issued by or from any governmental or regulatory authority if granting a security interest or Lien thereon is prohibited or would expose Borrower to the risk of termination, revocation or any similar result with respect to such Governmental Approval; provided, however, that upon termination of such prohibition, such interest shall immediately become Collateral without any action by Borrower or Bank (d) any interest of Borrower as a lessee or sublessee under a real property lease; (e) rights held under a license or other contract that are not assignable by their terms without the consent of the licensor thereof (but only to the extent such restriction on assignment is enforceable under applicable law); provided, however, that upon termination of such prohibition, such interest shall immediately become Collateral without any action by Borrower or Bank.; (f) any interest of Borrower as a lessee under an equipment lease if Borrower is prohibited by the terms of such lease from granting a security interest in such lease or under which such an assignment or lien would cause a default to occur under such lease; provided, however, that upon termination of such prohibition, such interest shall immediately become Collateral without any action by Borrower or Bank; or (f) any Intellectual Property; provided, however, the Collateral shall include all Accounts and all proceeds of Intellectual Property. If a judicial authority (including a U.S. Bankruptcy Court) would hold that a security interest in the underlying Intellectual Property is necessary to have a security interest in such Accounts and such property that are proceeds of Intellectual Property, then the Collateral shall automatically, and effective as of the Effective Date, include the Intellectual Property to the extent necessary to permit perfection of Bank’s security interest in such Accounts and such other property of Borrower that are proceeds of the Intellectual Property.
Pursuant to the terms of a certain negative pledge arrangement with Bank, Borrower has agreed not to encumber any of its Intellectual Property without Bank’s prior written consent.

EXHIBIT B
COMPLIANCE STATEMENT

TO:        SILICON VALLEY BANK                    Date:
FROM:     UPWORK INC., ELANCE, INC., UPWORK GLOBAL INC.,
        and UPWORK TALENT GROUP INC.
Under the terms and conditions of the Loan and Security Agreement between Upwork Inc., Elance, Inc., Upwork Global Inc., and Upwork Talent Group Inc. (each and together, jointly and severally, “Borrower”) and Bank (as amended, the “Agreement”), Borrower is in complete compliance for the period ending _______________ with all required covenants except as noted below. Attached are the required documents evidencing such compliance, setting forth calculations prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenants	Required	Complies

Financial statements with Compliance Statement	Quarterly within 30 days	Yes No
Annual financial statements (CPA Audited)	FYE within 120 days	Yes No
10-Q, 10-K and 8-K	Within 10 days after filing with SEC	Yes No
Board approved projections	FYE within 60 days and as amended/updated	Yes No
____________________________________________________________________________

Financial Covenant	Required	Actual	Complies

Maintain as indicated:
Minimum Adjusted Quick Ratio	1.75:1.00	:1.00	Yes No

    The following financial covenant analyses and information set forth in Schedule 1 attached hereto are true and accurate as of the date of this Compliance Statement.

    The following are the exceptions with respect to the statements above: (If no exceptions exist, state “No exceptions to note.”)

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Schedule 1 to Compliance Statement
In the event of a conflict between this Schedule and the Loan Agreement, the terms of the Loan Agreement shall govern.

I.    Adjusted Quick Ratio (Section 6.9(a))

Required:    Maintain at all times, to be certified to Bank as of the last day of each quarter, an Adjusted Quick Ratio of equal to or greater than 1.75 to 1.00. Additionally, the component of Quick Assets which makes up Borrower’s unrestricted and unencumbered cash in Deposit Accounts maintained with Bank shall be equal to or greater than Ten Million Dollars ($10,000,000).

Actual:

A.
Aggregate value of the unrestricted and unencumbered cash of Borrower in Deposit Accounts maintained with Bank (including, without limitation, all Cash Equivalents and the aggregate amount of Investments held by Borrower at Bank pursuant to that certain Discretionary Account Agreement, between Borrower and Bank, dated as of October 22, 2018)

$
B.	Aggregate value of the unrestricted and unencumbered cash of Borrower in Deposit Accounts maintained with financial institutions other than Bank subject to a Control Agreement in favor of Bank	$
C.	Aggregate value of cash and Cash Equivalents of Upwork Escrow Inc.	$
D.	Aggregate value of the accounts receivable of Borrower determined according to GAAP	$
E.	Aggregate value of the accrued hourly billing liabilities of Borrower determined according to GAAP	$
F.	Quick Assets (line A plus line B plus line C plus line D minus line E)	$
G.	Aggregate value of outstanding principal amount of the Term Loan A, the Term Loan B and Advances	$
H.	Aggregate value of Borrower’s accounts payable determined according to GAAP	$
I.	The sum of lines G and H	$
J.	Adjusted Quick Ratio (line F divided by line I)	:1.00

Is line J equal to or greater than 1.75:1:00?

      No, not in compliance                          Yes, in compliance

Is line A equal to or greater than $10,000,000?

      No, not in compliance                          Yes, in compliance